Exhibit 10.2

DEVELOPMENT AGREEMENT

Between

TRINSIC RESIDENTIAL GROUP, LP,

a Delaware limited partnership, as Developer

And

GGT TRG CASTLE HILLS TX, LLC,

a Delaware limited liability company, as Owner

Dated: November 30, 2012

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this “Agreement”), is entered into as of the 30th day of November, 2012 by and between GGT TRG CASTLE HILLS TX, LLC, a Delaware limited liability company (together with its successors and assigns, “Owner”) and TRINSIC RESIDENTIAL GROUP, LP, a Delaware limited partnership (“Developer”).

Article 1. Recitals and Definitions

1.1 Recitals. Owner owns or will own land comprising approximately 15.7170 acres, located at the intersection of State Highway 121 and Parker Road in the City of Lewisville, Denton County, Texas, as more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”), and Owner desires to develop an apartment complex on the Property which will contain 316 Class A rental apartment units and related amenities (the “Project”) and be known as “Trinsic Castle Hills”. Owner desires to retain Developer as the developer for the Project subject to and in accordance with the terms hereof, and Developer wishes to serve as Developer of the Project subject to and in accordance with the terms hereof.

1.2 Definitions. The terms defined in this Section 1.2 shall, for the purposes of this Agreement, have the meanings herein specified unless the context expressly or by necessary implication otherwise requires:

“Affiliate” shall mean, for any party, (i) any entity directly or indirectly controlled by, controlling or under common control with such party, or (ii) any entity owning or controlling 10% or more of the outstanding voting interests of such party, or (iii) any officer, director, general partner or managing member of such party, or (iv) any entity or person who is an officer, director, general partner, managing member or holder of 10% or more of the voting interests of any entity or person described in clauses (i) through (iii) of this definition.

“Affiliate Member” means TRG Castle Hills, L.P., a Delaware limited partnership, which is an Affiliate of Developer and a Member of Owner.

“Allowable Development Costs” shall have the meaning provided in Section 2.5.

“Architect” means Architecture Demarest, L.P.

“Code Compliance Changes” shall have the meaning provided in Section 2.15.

“Completion” or “Completed” means the full and final completion of the Improvements and the balance of the Project, in a good and workmanlike manner, lien free (which may include liens removed by the posting of bond acceptable to remove such lien from title) and material defect free on or before the Completion Date in compliance with all Requirements, including, without limitation, the 1988 Fair Housing Act Amendments and all guidelines, rules and regulations promulgated and adopted in connection therewith to the extent they relate to construction, substantially in accordance with the Plans and Specifications, and in accordance with the terms of this Agreement and to a qualitative standard (including, without limitation, as to construction standards and materials) at least equivalent to the standard achieved at comparable first class garden apartment projects of similar size with similarly situated amenities located in the Lewisville, Texas metropolitan statistical area, as evidenced by issuance of a final certificate of occupancy for all applicable components of the Project (including, without limitation, the clubhouse, each apartment unit and any of the structures and material amenities to be constructed on the Property) and as established by certification thereof by Developer, the Architect and the General Contractor, subject to completion of the Punchlist Items and subject to the installation of landscaping, which in accordance with good horticultural practices should be installed at a different time of year and for which adequate provisions have been made for installation at a seasonally appropriate time. When used with reference to any individual building that is part of the Improvements, “Completion” or “Completed” shall mean such individual building has been completed in accordance with the terms of the Construction Contract, in a good and workmanlike manner, lien free and defect free in compliance with all Requirements, including, without limitation, the 1988 Fair Housing Act Amendments and all guidelines, rules and regulations promulgated and adopted in connection therewith to the extent they relate to construction, substantially in accordance with the Plans and Specifications, and in accordance with the terms of this Agreement and to a qualitative standard (including, without limitation, as to construction standards and materials) at least equivalent to the standard achieved at comparable first class garden apartment projects of similar size with similarly situated amenities located in the Lewisville, Texas metropolitan statistical area, as evidenced by issuance of a final certificate of occupancy for such building and as established by certification thereof by Developer, the Architect and the General Contractor, subject to completion of the Punchlist Items related to such building. “Completion” shall further not be deemed to have occurred until Owner has determined that there have been no significant or material unapproved field changes during construction of the Project (other than Minor Field Changes, Code Compliance Changes and those changes otherwise approved by Owner pursuant to the terms of this Agreement); provided that such determination shall take place within thirty (30) days of the date of the issuance of a final certificate of occupancy for all applicable components of the Project or an individual building that is part of the Improvements, as applicable.

“Completion Date” means the earlier of: (i) twenty-four (24) months following the date on which all building permits and other government approvals required for the General Contractor to begin construction of the buildings pursuant to the Construction Contract have been issued, with such date extended one day for each day of delays caused by any Event of Force Majeure, or (ii) December 31, 2014.

“Construction Consultant” means that certain construction consultant to be selected by Owner in its sole and absolute discretion.

“Construction Contract” has the meaning set forth in Section 2.1.

“Construction Cost Overruns” has the meaning set forth in Section 2.6.

“Construction Lender” means JPMorgan Chase Bank, N.A.

“Construction Loan” means that certain loan in the original principal amount of no more than $24,438,192.00, provided by Construction Lender to finance the costs of acquisition of the Property and construction of the Improvements.

“Construction Loan Documents” means those certain documents memorializing and securing the Construction Loan including, but not limited to a construction loan agreement, promissory note, mortgage and any other agreements, documents, or instruments evidencing, guarantying, securing or otherwise relating to the promissory note, or executed or delivered in connection with the Construction Loan, as such agreements, documents, and instruments may be amended, modified, extended, renewed or supplemented from time to time.

“Developer Principals” means, collectively, Gregory A. Jones and Brian J. Tusa.

“Development Fee” has the meaning set forth in Section 4.1.

“Engineer” means Cates-Clark & Associates, LLP.

“Event of Force Majeure” means any of the following: strike, lockout, fire or other casualty, material or labor shortage, governmental regulation or control not in effect on the date of this Agreement, inclement weather, or acts of God; provided that Developer shall deliver to Owner written notice of the occurrence of each such event within five (5) days after the date that Developer or any of its Affiliates first becomes aware of the occurrence thereof. For the avoidance of doubt, “Event of Force Majeure” shall not include (a) inability to obtain financing or other lack of funds, (b) delays in obtaining any governmental approval unless such delay is the result of a general moratorium on issuing government approvals, or (c) delays due to adverse soil conditions, if such delays due to adverse soil conditions continue for longer than thirty (30) days in aggregate.

“General Contractor” means Trinsic Residential Builders LLC, a Delaware limited liability company.

“Guaranteed Price” has the meaning set forth in Section 2.4.

“Improvements” means, collectively, the improvements to be constructed on the Property as shown in the Plans and Specifications.

“Joint Venture Agreement” shall mean the Limited Liability Company Agreement of Owner of even date herewith, as the same may be amended or supplemented from time to time.

“Member” or “Members” shall mean the Members (as defined in the Joint Venture Agreement) of Owner.

“Minor Field Changes” shall have the meaning set forth in Section 2.15.

“Plans and Specifications” has the meaning set forth in Section 2.1.

“Project” has the meaning set forth in Section 1.1.

“Project Budget” shall mean the Project Budget (as defined in the Joint Venture Agreement), a copy of which is attached hereto as Exhibit C and incorporated herein by this reference.

“Project Contracts” has the meaning set forth in Section 2.7.

“Property” has the meaning set forth in Section 1.1.

“Punchlist Items” means, collectively, unfinished items of on-site construction and correction of any such work that are not necessary for the issuance of any temporary or final certificate of occupancy or for completion of the Project in accordance with the terms of this Agreement, that will be completed by General Contractor within 60 days following Completion, all as reasonably determined by Construction Consultant; provided that such 60-day period shall be extended for a reasonable period of time which shall not exceed, in any event, 120 days in the aggregate, to enable completion of Punchlist Items, so long as Developer is in good faith diligently overseeing General Contractor, and General Contractor is in good faith pursuing a resolution to any outstanding Punchlist Item as of the end of such 60-day period.

“Requirements” means, collectively, all laws, ordinances, rules, regulations, codes, requirements of governmental authorities, permits, licenses, approvals, the terms of all restrictions, easements and other arrangements of record affecting all or any portion of the Property, and all contractual obligations of Developer and Owner (including obligations related to the Construction Loan and any other third-party financing).

Article 2. Developer’s Obligations

2.1 Certain Development Obligations. Owner hereby retains Developer as, and Developer hereby agrees to act as, the developer for the Project and to develop, organize, supervise, monitor and manage the Project, subject to and in accordance with the terms of this Agreement. Owner has approved the plans and specifications for the Project (the “Plans and Specifications”) which are attached as Exhibit B to this Agreement. Owner has approved the Project Budget, which is attached as Exhibit C to this Agreement. Developer shall develop and cause Completion of the Project to occur in accordance with the terms of this Agreement and at a cost (which shall be paid by Owner, via draws under the Construction Loan or otherwise), including the Development Fee, not to exceed the Guaranteed Price. Owner and General Contractor will enter into a guaranteed maximum price construction contract for construction of the Improvements in accordance with the Plans and Specifications and the Project Budget (the “Construction Contract”). Notwithstanding anything to the contrary, neither Owner’s entry into, nor any term of, the Construction Contract or the contract with the Architect (the “Architectural Contract”), shall in any way limit or amend Developer’s obligations under this Agreement provided that the Construction Contract and the Architectural Contract are consistent with the Plans and Specifications. Further, Developer agrees that it shall not use or attempt to use any ambiguity, conflict or inconsistency between this Agreement and the Construction Contract as a defense to any of its obligations under this Agreement. Owner shall pay or cause to be paid, before delinquency and prior to the addition of interest and penalties, all costs associated with the Project prior to Completion, including, without limitation, the costs of construction, ownership, operation and maintenance of the Project in accordance with the terms of this Agreement, and additional costs associated with or resulting from the occurrence of any Event of Force Majeure. Developer will exercise diligent efforts to ensure the proper protection of and accounting for the Project and all proceeds thereof, will deal at “arms-length” with all third parties and will serve the best interests of Owner in dealing with all third parties in connection with the Project.

2.2 Draws. Developer shall deliver to Owner copies of all draw requests and related materials required by any lender for the disbursement of any portion of any financing (including the Construction Loan). Such draw requests shall be delivered to the Owner simultaneously with Developer’s delivery of such draw request to the relevant lender. Owner shall have the right to object to any such draw request and related materials within the same time period permitted for the relevant lender’s review thereof; provided, however, that to the extent that any such draw request is consistent with the Project Budget and is approved by the relevant lender, such draw request shall be deemed approved by Owner.

2.3 Construction Loan In-Balance. Developer shall promptly deliver to Construction Lender upon the request of Owner and from Developer’s own funds and not proceeds of the Construction Loan such amounts as are required by Construction Lender to maintain the Construction Loan “in-balance” to the extent the Construction Loan is not “in-balance” for a reason directly and solely caused by Developer or as a result of Construction Cost Overruns. The Construction Loan shall be “in balance” only at such time and from time to time as Construction Lender may determine, in its reasonable discretion in accordance with the Construction Loan Documents, that the undisbursed portion of the Construction Loan (as allocated pursuant to the Project Budget, as amended from time to time) equals or exceeds the actual cost to complete construction of the Project.

2.4 Guaranteed Price. “Guaranteed Price” shall mean the amount equal to the lesser of (i) actual, audited Allowable Development Costs for the Project incurred through Completion, and (ii) the sum of (A) total project costs as shown in the Project Budget plus (B) the aggregate cost of change orders initiated by the Owner, if any, on its own behalf and not as a result of any change order requested by Developer, under the last paragraph of Section 2.15. Owner shall have the right from time to time and no later than one hundred twenty (120) days following Completion to audit or have audited by independent accountants all actual costs associated with the Project, including, without limitation, Allowable Development Costs. Developer shall cooperate with any such audit, including, without limitation, by providing access to all books and records related to the Project. In no event (including, without limitation, on account of any Event of Force Majeure) shall Owner, any of its Members, Construction Lender or any other person or entity have any obligation to pay to Developer or any of its Affiliates any amount that would cause the aggregate amount received by Developer or any of its Affiliates under this Agreement, the Joint Venture Agreement, or any other agreements between the aforementioned parties, including, without limitation, through advances under the Construction Loan, to exceed the Guaranteed Price.

2.5 Allowable Development Costs. “Allowable Development Costs” means, collectively, the costs and expenses associated with the acquisition, development, construction, ownership, operation and maintenance of the Project through Completion to the extent provided in a line item included in the Project Budget, including, without limitation, interest, real estate taxes, marketing and other operating costs and expenses of the Project. Income from the Property received prior to the Completion Date shall be used only to pay Allowable Development Costs.

2.6 Cost Overrun Funding. If prior to Completion, costs and/or expenses associated with the Project in excess of the aggregate total of the line items in the Project Budget, following reallocation of savings, use of contingency and amendment of the Project Budget, in each case in accordance with the terms of this Agreement and the Joint Venture Agreement (collectively, such excess being “Construction Cost Overruns”) must be paid, Developer agrees to pay one hundred percent (100%) of such Construction Cost Overruns on or before the date they are due and in any event no later than ten (10) days following receipt of notice from Owner. Any Construction Cost Overruns funded by Developer shall not be treated as a contribution by Developer or Affiliate Member to Owner or in any manner construed so as to increase the Capital Account or Initial Capital Contributions (as such terms are defined in the Joint Venture Agreement) of Affiliate Member under the Joint Venture Agreement, shall not be treated as Additional Capital (as such term is defined in the Joint Venture Agreement) of Affiliate Member under the Joint Venture Agreement, shall not be treated as a loan to Owner, and shall not entitle Developer or Affiliate Member to any interest on or refund of any amounts so advanced or to any other rights or remedies against Owner or any Member.

2.7 Enforcement of Contracts. Developer agrees, at Developer’s expense, to enforce or cause to be enforced, performance, as applicable, of the provisions of the Construction Contract, the Architectural Contract and all other contracts associated with the development of the Project (collectively, the “Project Contracts”) in a commercially reasonable manner such that all work performed and services provided under each Project Contract will be performed and provided, as the case may be, in accordance with its terms. Notwithstanding the foregoing, Owner shall have the right to enforce each such contract directly, and Developer shall cooperate with Owner in all reasonable respects with respect to such enforcement. To the extent that Developer is the prevailing party in an action to enforce any of the Project Contracts, Developer shall be entitled to recover its reasonable attorneys’ fees and costs from the adverse party under the applicable Project Contact; provided, however, that in the event Owner and Developer jointly incur costs in an action to enforce a Project Contract, Owner and Developer shall share in any recovery from such adverse party under the Project Contact in proportion to their respective expenses incurred in any such enforcement action. Upon the request of Owner from time to time, Developer shall provide or cause to be provided to Owner a list and copies of all Project Contracts. Each of the Construction Contract and the Architectural Contract shall be in form and substance satisfactory to Owner and shall not be amended, modified, supplemented or terminated without the prior written approval of Owner. Each Project Contract shall contain an express provision requiring such Project Contract to be assigned to Owner upon notice from Owner to the contractor or third party under such Project Contract, unless such Project Contract is already in the name of the Owner.

2.8 Assignment of Guaranties and Warranties. Developer, as assignor, hereby conditionally assigns, transfers and sets over to Owner, as assignee, all of its right, title and interest in and to all guarantees and warranties received by the Developer from contractors and suppliers in connection with the design, construction and development of the Project, provided that Developer shall be subrogated to the rights of the Owner with respect to any claims which have been guaranteed hereunder and satisfied by Developer pursuant hereto. Developer shall not take, and has not taken, any action or done anything which could limit the enforceability of such guarantees and warranties.

2.9 Correction of Defective or Non-Conforming Work. Without limiting any other term of this Agreement, Developer agrees to repair, correct or replace (or cause the General

Contractor to repair, correct or replace), at its own cost and expense, all of the work to be performed and all materials to be furnished or installed in connection with construction of the Improvements (including, without limitation, any change orders, modifications or corrections thereto) that may prove not to be substantially in accordance with the Plans and Specifications (as supplemented and/or modified in accordance with the terms of this Agreement and as may be determined by the Architect to be out of compliance with the Plans and Specifications) or the Requirements or not to be free from material defects in workmanship and/or materials; provided, however, that any such claim of defective or non-conforming work shall be made with respect to any building or related Improvements constructed pursuant to the Construction Contract, if at all, on or prior to the date which is one (1) year following Completion with respect to building or related Improvements and Developer’s obligation to repair, correct or replace (or cause the General Contractor to repair, correct or replace) such work shall, with respect to each building or related Improvements, expire one (1) year following Completion of such building or related Improvements (the “Correction Period”). Developer further agrees to pay the cost (or cause the General Contractor pay the cost) of repairing all damage to other property resulting from material defects in the work to be performed or materials to be furnished or installed in connection with construction of the Improvements and to pay the cost and expenses (or cause the General Contractor pay the cost and expenses) of replacing other property which may be damaged or disturbed in repairing, correcting or replacing any material defects in work or materials as provided herein.

2.10 Fidelity Bonds and Indemnity. Developer agrees that it will indemnify, defend and save Owner harmless from any loss, cost, damage or expense incurred by Owner by reason of (i) any unauthorized use of funds by Developer or its Affiliates, (ii) fraud, theft, dishonesty or other wrongful act of Developer or any employee of Developer or its Affiliates, or (iii) any liability, cost or expense of or to Owner under the Construction Contract or the Architectural Contract, other than amounts due and owing by Owner under the Construction Contract or the Architectural Contract. At the request of Owner or Construction Lender, Developer shall obtain fidelity bonds from reputable surety companies covering all employees of Developer having access to funds relating to the Property and indemnifying Owner against all losses to Owner from fraud, theft, dishonesty or other wrongful acts of Developer or such persons or for such acts or omissions of Developer which may be imputed to Owner by virtue of Affiliate Member’s membership interest in Owner, and the fees or costs for such fidelity bonds shall be included in the Project Budget. Developer’s obligations to indemnify, defend and save Owner harmless in this Section 2.10 shall survive the expiration or termination of this Agreement.

2.11 Liens. If any direct or indirect contractor, subcontractor, supplier or any other party affiliated with or otherwise party to any contract with the General Contractor establishes a lien against the Project and/or the Property or the work done or materials supplied in connection with the Improvements, Developer shall, within ten (10) business days following the earlier of Developer’s receipt of notice from the Owner regarding such lien and such time as Developer becomes aware of the lien, cause the lien to be discharged of record (either by obtaining and recording a lien discharge bond from a surety and in a form reasonably acceptable to Owner, or otherwise causing such lien to be discharged of record) at no cost to Owner; provided, however, that if such lien is established as a result of Owner’s failure to make payments under the Construction Contract (provided Owner had received all of the requisite invoices, lien waivers and evidence of expenditures ), then Developer shall not be responsible for the removal or satisfaction of such lien under this Section 2.11. If a lien for which Developer is responsible hereunder is not so discharged prior to the expiration of such ten (10) business day period, Owner shall thereafter have the right to withhold all further payments and fees to the Developer until the lien is discharged. Owner may either (a) apply amounts so withheld to discharging such lien, or (b) retain such amounts until such lien is discharged or released by the lienor, and shall thereafter deliver to Developer any amounts remaining of such withheld payments and fees after payment of the fees and expenses Owner incurs in connection with such lien. Developer agrees to indemnify, defend, and hold Owner harmless from and against any and all costs, expenses, liabilities, claims and obligations incurred in connection with any such lien for which Developer is responsible hereunder and to have such lien discharged of record. Developer’s obligations under this Section 2.11, including the obligation to indemnify, defend and hold Owner harmless, shall survive the expiration or termination of this Agreement.

2.12 Developer’s Services. Without limiting any other term of this Agreement, Developer shall, and shall have the right to:

(a) Keep Owner and Construction Consultant advised generally as to developments affecting the Property and the Project and respond, coordinate and cooperate with all reasonable requests by Owner or Construction Consultant inquiring as to the status of the progress of the Project for the purpose of enabling Owner or Construction Consultant to monitor Developer’s progress;

(b) Allow Construction Consultant to attend monthly Project meetings, provide Construction Consultant reasonable advance notice of each such meeting, and furnish Construction Consultant with minutes, notes and reports reasonably requested by Construction Consultant to document administration of the Project;

(c) Obtain and maintain (or cause to be obtained and maintained) in full force and effect all necessary authorizations, agreements, permits, licenses (including, without limitation, surety bonds) and similar documents with the appropriate governmental authorities and utility companies pertaining to the Project and necessary for Completion of the Project by the Completion Date and full use and occupancy of the Project;

(d) Supervise the performance of all contracts with and coordinate the activities of all designated Project consultants;

(e) Organize and administer Owner’s insurance program during development and construction of the Project;

(f) Perform such other related business and development functions pertaining to the development of the Project as agreed between Owner and the Developer;

(g) Supervise the design and construction of the Project, including all buildings constructed as a part of the Project and all off-site improvements and on-site common area improvements, such as site preparation and grading, above-ground and underground utility systems, parking lots, surface improvements, lighting, roads, and landscaping, in each case strictly in accordance with the Plans and Specifications;

(h) Maintain a review function over the Architect and General Contractor with respect to:

(i)	Approval of shop drawings and equipment manuals;

(ii)	Revisions to working drawings and specifications required by reason of: (1) design omission or error; (2) field conditions; (3) governmental review; or (4) changes requested by Owner;

(iii)	Periodic technical inspections; and

(iv)	Construction inspection;

(i) Make final inspections of the Project with the Architect and General Contractor and prepare or cause to be prepared and issue an exception report and process all exception report items, warranties, guarantees, bonds and other matters required with respect thereto and procure all necessary operating and occupancy certificates and permits for the use of the Project;

(j) Within thirty (30) days following Completion, Developer shall deliver to Owner and Construction Consultant a complete set of as-built drawings or a complete set of annotated Plans and Specifications prepared by the Architect, General Contractor or any subcontractor, as applicable, and showing all of the Improvements as actually constructed by General Contractor; provided, however, that Developer’s delivery of the as-built drawings or annotated Plans and Specifications shall not imply any representation or warranty on the part of Developer with respect thereto. Such as-built drawings shall be in form reasonably satisfactory to Owner, and Developer shall cause any corrections requested by Owner or Construction Consultant to be made in such as-built drawings;

(k) Perform the following services:

Distribute (or cause to be distributed by the appropriate party) weekly to Owner, minutes of weekly project meetings, if any and monthly to Owner, as such documents are available:

(i)	copies of all current construction schedules,

(ii)	a variance report,

(iii)	construction status reports,

(iv)	current Project Budget with pending change orders and notations for any cost savings,

(v)	all field reports of the Architect and Engineer,

(vi)	all summaries of material test reports,

(vii)	all other threshold inspection reports and an open items report,

(viii)	a narrative description of leasing status, development and construction issues and a variance explanation,

(ix)	following Completion, a balance sheet, operating statement and cash flow statement, each certified by the Developer as true and correct in all material respects,

(x)	all Construction Loan disbursement requests and related certificates, releases and lien waivers from the previous Construction Loan application and approvals of payment by Construction Lender, and

(xi)	copies of all other material documents and written communications between Developer and Construction Lender;

(l) Deliver or cause to be delivered to Owner a copy of each interim progress report, each in substantially the form as is attached hereto as Exhibit D, not less frequently than monthly prior to Completion and otherwise make available to Owner and its representatives, employees, officers and agents the books and records of Owner possessed by Developer or within Developer’s control. Owner shall have the right to audit, examine and make copies of or extracts from the books of account and records of Developer and Owner (but nothing herein shall require a Member to pay for the preparation of audited financial statements required by Section 7.1 of the Joint Venture Agreement). The costs of any such audit included within the Project Budget shall be an Allowable Development Cost. The costs of any such audit in excess of the expenses included in the Project Budget shall be paid by Owner. Such books of account and all records of Owner possessed by Developer or within Developer’s control shall remain the property of Owner;

(m) Complete all Punchlist Items within 60 days following Completion to the reasonable satisfaction of Owner and otherwise in accordance with the terms of this Agreement;

(n) Deliver to Owner upon Completion an as-built survey of the Project prepared by a registered land surveyor in the state where the Property is located and in form and substance reasonably satisfactory to Owner;

(o) Perform such other services as are usual and customary to assist Owner in the development, construction and operation of the Project; and

(p) At all times during construction of the Project, Developer, when insurable risk exists, shall procure or cause to be procured for the benefit of Owner in accordance with the Project Budget:

(i)	“special perils” or equivalent policy form of builder’s risk insurance in the amount of one hundred percent (100%) of the completed value of the Improvements, plus the value of subsequent Construction Contract modifications, if any, and cost of materials supplied or installed by others, comprising the total value of the Improvements, which shall be converted to permanent property hazard insurance for all Improvements included within the Project upon issuance of a certificate of occupancy for each such building, and, for both forms of coverage, Developer’s and Owner’s lenders’ interests shall be protected under a loss payable clause. The builder’s risk insurance policy must provide (A) a permission to occupy endorsement (B) include coverage for the perils of collapse, flood and/or surface water, and earthquake/volcanic action, where applicable (C) intentionally deleted, (D) include coverage for soft costs and (E) include coverage for materials temporarily stored off site and/or in transit (unless such risk of loss is transferred to others by written contract). Owner and Developer shall each be included as an additional insured;

(ii)

standard business income/loss of rents insurance against loss of income/rents from the Project as a result of covered damage to the Project on a “special perils” or equivalent policy form and including the perils of terrorism, flood and earthquake. Such insurance shall cover one hundred percent (100%) of the actual loss sustained for at least twelve (12) months with coinsurance waived by an agreed value clause (to the extent such a provision is commercially available);

(iii)

a policy of commercial general liability insurance (occurrence form) having a limit of not less than $1,000,000 per single occurrence, $2,000,000 aggregate, including a “Per Project Aggregate” endorsement. Owner and its designees shall be named as additional insured on Developer’s, General Contractor’s and all subcontractor’s policies. The additional insured coverage shall be provided on either (A) CG2010 covering ongoing operations and CG2037 covering additional insured completed operations; or (B) an equivalent form which includes both Ongoing and Completed Operations, if acceptable to Owner;

(iv)	commercial automobile liability including coverage for owned, hired and non-owned vehicles with a limit not less than $1,000,000 combined single limit;

(v)

worker’s compensation insurance having limits not less than those required by state statute and federal statute, if applicable, and employers liability insurance in an amount not less than $500,000, each accident; $500,000 disease policy limit; $500,000 each employee, covering all persons employed by Owner, Developer and the General Contractor in the conduct of its operations at the Project (including the all states endorsement and, if applicable, the volunteers endorsement); and

(vi)	an umbrella policy of commercial general liability insurance having a limit of not less than $8,000,000.00 per occurrence and $8,000,000 general aggregate.

Such insurance policies shall be issued by insurance companies with a rating of not less than A- Class VIII in the latest edition of Best’s Insurance Guide. Owner’s lenders shall be listed as Mortgagee on all property insurance policies and additional insured parties on all liability insurance policies, and Developer shall deliver to Owner certified copies of such insurance policies, together with certificates evidencing the coverage of Owner and its lenders under the liability policy, promptly upon issuance or renewal thereof. Developer shall not take or fail to take any action that would cause the cancellation of, diminish coverage under or result in an increased premium for any of the insurance described in this Section.

2.13 Coordination with Joint Venture Agreement. Notwithstanding anything herein to the contrary, without the written approval of the Owner, Developer shall not take any action which would require the prior approval of the Member(s) as a “Major Decision” or a “CNL Decision” under the Joint Venture Agreement.

2.14 [Intentionally Deleted].

2.15 Amendments to Plans and Specifications; Change Orders. Developer shall not amend the Plans and Specifications or utilize a change order except upon the terms and conditions set forth in this Section. Except for Minor Field Changes and Code Compliance Changes (each as defined below), if Developer desires to amend or modify the Plans and Specifications or utilize a change order, Developer shall provide three (3) business days’ prior written notice to Owner (each, a “Change Notice”). Simultaneously with the delivery of such Change Notice to Owner, Developer shall deliver a copy of such Change Notice to the attention of the person at Construction Consultant designated by Owner from time to time. The Change Notice shall specify the proposed change to the Plans and Specifications, the amount of any cost increases or cost decreases in connection with such proposed change and other relevant information to permit Owner to evaluate the proposed amendment, modification or change order and the actual or potential effect upon the Project and Improvements. Owner, in its sole discretion, may approve of any proposed amendment, modification or change order set forth in the Change Notice, by providing Developer with written notice of such approval within three (3) business days after Owner’s receipt of such Change Notice (the “Approval Notice”). Unless Owner, in its sole discretion, sends Developer notice within such three (3) business day period, that Owner will not send the Approval Notice, the proposed amendment or modification shall be deemed to have been approved by Owner. Notwithstanding anything herein to the contrary, Developer may make Minor Field Changes and Code Compliance Changes in the Plans and Specifications without the consent of Owner. As used herein, the term “Minor Field Changes” means any changes to the Plans and Specifications which satisfy all of the following conditions and requirements:

(a) the change shall not involve any substitution or elimination of materials; or if it does involve material substitution, the substituted materials are of equal or superior quality, durability and appearance to the materials which are being replaced, and the substitution shall not materially change the appearance or use of the Improvements;

(b) the change shall not diminish the value or utility of the Project or the mechanical, structural or architectural integrity thereof;

(c) the value of the work represented by such proposed change shall not exceed $75,000 and, when combined with all previous Minor Field Changes, shall not have a cumulative value in excess of $400,000; and

(d) the change shall not require any change or modification to or amendment of the building permits issued by the City of Lewisville, Texas or Denton County, Texas, as applicable, for construction of the Improvements.

“Code Compliance Changes” means any changes in the Plans and Specifications which are required by any governmental agency in connection with its review and inspection process and which also comply with the requirements set forth in subparagraphs (a), (b) and (c) above with respect to Minor Field Changes.

Developer shall give notice to Owner of the change within five (5) business days after the change is effected. Nothing in this subsection shall be deemed in any way to excuse, delay or otherwise affect Developer’s obligations to deliver to Owner as-built drawings as described in Section 2.12.

Notwithstanding anything to the contrary contained in this Section 2.15, in no event may Developer amend the Plans and Specifications or utilize change orders in any manner which would modify, change or otherwise alter the foundations of the Improvements. Developer shall enter into any change order which Owner may request in writing so long as such change order is reasonably acceptable to Developer and acceptable to Construction Lender. Any increased costs attributable to such an Owner requested change order shall increase Allowable Development Costs and the Project Budget on a dollar-for-dollar basis. Notwithstanding anything herein to the contrary, in no event shall Allowable Development Costs or the Project Budget be deemed increased by any change order approved in an Approval Notice that consists of or results in a Construction Cost Overrun.

2.16 Negative Covenants of Developer. Developer shall not, without the prior written consent of the Members (which consent may be granted or withheld in the sole and absolute discretion of the Members), do or permit to be done any of the following:

(a) Enter into the Construction Contract, any architectural contract, or any other contract relating to the construction of the Project;

(b) Amend or modify the Construction Contract;

(c) Enter into any additional contracts, agreements or obligations with any of its Affiliates in connection with the Project; or

(d) Subject to the terms of this item (d), amend or modify the Project Budget, other than to reallocate demonstrated line item savings and amounts set forth in the contingency line item to demonstrated line item overruns. For the avoidance of doubt, Developer may reallocate demonstrated line item savings or contingency line item amounts in the event that the guaranteed maximum price under the Construction Contract exceeds the applicable line items in the Project Budget. In no event shall Developer have the right to reallocate amounts in the contingency line item in excess of $100,000 for each individual reallocation and $600,000 for all such reallocations except (i) as necessary to cause the applicable line items in the Project Budget to match the guaranteed maximum price under the Construction Contract or (ii) with the prior written consent of Owner, which shall not be unreasonably withheld.

Article 3. Developer’s Staff

Developer acknowledges that in order to perform the services required of it hereunder, it will be necessary for Developer to have in its employ certain key staff personnel. Accordingly, Developer agrees that the staff available to it in connection with its performance of this Agreement shall at all times consist of sufficient qualified personnel who shall use at least such of their time and effort as is necessary to assure the full performance of this Agreement by Developer.

Article 4. Developer Compensation

4.1 Development Fee. For Developer’s services in connection with the development of the Project as set forth in this Agreement, Owner shall pay a development fee (the “Development Fee”) to the Developer in an amount equal to 3% of the final Project Budget. The Development Fee shall be paid by Owner to Developer first in the amount of 25% of the total fee at the closing of the Construction Loan and the remaining amount in eighteen (18) equal monthly installments over the term of the construction period as set forth in the Construction Contract, beginning on the first day of the month following the date of the first capital call (following the date hereof) for “Additional Initial Capital (as defined in the Joint Venture Agreement) under the Joint Venture Agreement, and thereafter on the first day of each month following a call for capital under the Joint Venture Agreement or an advance of proceeds under the Construction Loan by Construction Lender to pay costs under the Construction Contract, as applicable. Payments of the Development Fee shall be paid from the proceeds of the Construction Loan to the extent allowable under the terms and conditions of such Construction Loan and, to the extent not so allowable, by Owner out of capital contributions from the Members required under the Joint Venture Agreement or out of cash flow from the Project as and when available. Developer’s requisitions for payment of costs as described above in this Agreement shall include a requisition for the applicable portion of the Development Fee, and in any event shall be subject to the approval of Owner, which approval shall be deemed given if the requisition is consistent with the Project Budget and payments of installments of the Development Fee are not being withheld pursuant to the following sentence. Notwithstanding the foregoing, (i) payment of installments of the Development Fee shall be withheld for any periods during which Developer is in default under this Agreement beyond any applicable notice and cure period, (ii) if Developer delivers to Owner a permanent, unconditional final certificate of occupancy for the Project prior to December 31, 2014, the balance of the Development Fee shall thereupon be deemed earned and be promptly paid by Owner, and (iii) the aggregate amount of the Development Fee shall in no event exceed the amount stated as the development fee in the final line item of the final Project Budget and Owner and Developer shall reconcile downward, as applicable, the aggregate amount of the Development Fee at such time as the final Project Budget is determined.

Article 5. Covenants, Representations and Warranties of Developer.

Developer hereby covenants, represents and warrants to Owner as follows:

(a) Developer is a limited partnership duly formed and in good standing under the laws of the State of Delaware and duly qualified to do business within the State of Texas. Developer has full power and authority to enter into and perform this Agreement and all documents, instruments and agreements entered into by Developer pursuant to this Agreement and to carry out the transactions contemplated hereby. This Agreement and all documents, instruments and agreements entered into by Developer pursuant to this Agreement constitute the valid, legal and binding obligations of Developer enforceable in accordance with their respective terms upon proper execution and delivery thereof by Developer, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This Agreement has been executed and such other documents, instruments and agreements have been or will be executed by duly authorized representatives of Developer.

(b) As of the date hereof, there is no petition in bankruptcy or any petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver, trustee, liquidation or dissolution or similar relief under the U.S. Bankruptcy Code or any state law filed by or against or, to the best of Developer’s knowledge, threatened to be filed by or against Developer or its general partner.

(c) Developer has no actual knowledge of the existence of a criminal investigation concerning Developer or its partners.

(d) Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement is subject to any requirement that Developer or, to Developer’s knowledge, General Contractor obtain any consent, approval or authorization of, or make any declaration or filing with, any governmental authority or third party which has not been obtained (other than building permits, certificates of occupancy and operating permits which Developer or General Contractor will obtain on behalf of Owner) or which, in any case or in the aggregate, if not obtained or made would have an adverse effect, financial or otherwise, on the Project or render such execution, delivery or consummation illegal or invalid.

(e) The holders of direct and indirect interests in Developer as of the date hereof are set forth on Exhibit I attached hereto and incorporated herein by reference. The Developer Principals and, to Developer’s knowledge, all of the holders of a partnership interest in Developer, hold such interest for their own accounts and not for the account of others, in each case free and clear of all liens and encumbrances.

(f) To Developer’s knowledge, the factual matters set forth in the Recitals are true, complete and accurate in all respects.

(g) As of the date hereof, there are no actions, suits, proceedings or investigations, at law or in equity, or before any governmental agency or other person, (i) pending against Developer, its partners or the Developer Principals or (ii) to Developer’s knowledge, threatened against Developer, its partners or the Developer Principals, which, in any case or in the aggregate, will have a materially adverse effect on their respective abilities to meet their obligations in connection with this transaction or have a material adverse effect on the value, use, operation or occupancy of the Project. Developer shall deliver or shall cause to be delivered to Owner promptly following receipt thereof any notice of any action, suit, proceeding or investigation, at law or in equity, against Developer or its partners which reasonably could have a material adverse effect on their respective abilities to meet their obligations in connection with this transaction or have a material adverse effect on the value, use, operation or occupancy of the Project.

(h) The Property is zoned for the purpose contemplated by this Agreement and such purpose is consistent with the MF-3 zoning designation, City of Lewisville Extra Territorial Jurisdiction (collectively, the “Land Use Approval”). The Plans and Specifications for the Project comply with the Land Use Approval. The Land Use Approval is currently in effect and has not been amended in any respect to materially affect the use of the Property as a rental apartment complex. The Property is a stand-alone parcel with respect to the requirements of the Land Use Approval.

(i) The Property is not dependent upon any other parcel of real estate (other than public drainage facilities) to satisfy drainage, parking, open space or other legal requirements under any Requirements.

(j) The Property is a legal parcel which does not include any real estate other than the Property.

(k) Developer shall obtain a certificate from the Architect confirming that, if constructed in accordance with the Plans and Specifications, the Project will comply in all respects with all applicable Requirements (including but not limited to, the Fair Housing Act to the extent relating to construction and all covenants, conditions and restrictions, including, without limitation, design guidelines, applicable to the Project).

(l) Developer believes that the City of Lewisville, Texas or Denton County, Texas, as applicable, and all other applicable governmental authorities shall have approved the Plans and Specifications for issuance of a land disturbance permit and building permits for construction of the Improvements (the “Building Permits”) and shall issue all of the Building Permits in accordance with the schedule described in Exhibit F attached hereto. Developer has paid, or will pay on behalf of Owner to the extent provided in the Project Budget, as and when due, all building permit fees, applicable to the Building Permits. The Building Permits constitute all of the permits and licenses necessary to authorize construction of the Improvements substantially in accordance with the Plans and Specifications. The architectural plans and specifications to be submitted for approval by the City of Lewisville, Texas or Denton County, Texas, as applicable, for purposes of obtaining issuance of the Building Permits shall be the same as the Plans and Specifications. Developer has delivered to Owner true, correct and complete copies of the Plans and Specifications and shall deliver to Owner the Building Permits in accordance with the schedule described in Exhibit F attached hereto.

(m) The Property is taxed as one or more separate parcel(s) (i.e., not as part of a larger tax parcel that includes the Property) for real estate tax purposes.

(n) To Developer’s knowledge, the Property is not in violation of any law applicable to the Property. Developer has neither received nor been threatened with a notice of violation of any law applicable to the Property.

(o) Pedestrian and vehicular access to the Property is provided by streets which are contiguous with the Property. There are no special assessments pending or, to Developer’s knowledge, threatened against or with respect to the Property on account of or in connection with such public streets, roads or any other public improvements including, but not limited to, storm and sanitary sewer, water or other utility lines, curbs, gutters, drainage facilities, sidewalks, lighting and the like.

(p) To Developer’s knowledge, and except as may have been previously disclosed in writing to Owner pursuant to the Environmental Report (hereinafter defined), there are no Hazardous Materials (as defined below) or petroleum underground storage tanks on or near (except as disclosed in the Environmental Report or any other environmental report ordered by and provided to Owner prior to the date hereof) the Property, and Developer has no reason to believe that any such Hazardous Materials or petroleum underground storage tanks are on or near (except as disclosed in the Environmental Report or any other environmental report ordered by and provided to Owner prior to the date hereof) the Property in either case, which would require, necessitate or require remediation, cleanup, non-disturbance or any other action pursuant to any Environmental Laws. Developer has delivered to Owner the following environmental report: “Phase I Environmental Site Assessment prepared by Terracon Consultants, Inc., dated June 1, 2012” (the “Environmental Report”), which has been or shall be certified to and in favor of Owner on or before the effective date of this Agreement. Developer has no reason to believe that the Environmental Report is not true and correct in all respects. As used in this Agreement, the term “Hazardous Materials” shall be defined to include, without limitation, (i) asbestos or any material composed of or containing asbestos or urea formaldehyde in any form and in any type; (ii) polychlorinated biphenyl compounds; (iii) oil hydrocarbons, petroleum, petroleum products or products containing or derived from petroleum; (iv) any hazardous or toxic waste, substance, material, smoke, gas or particulate matter, as presently defined by or for purposes of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.A. Section 1801, et seq.; the Resource Conversation and Recovery Act, 42 U.S.C.A. Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C.A. Section 2601, et seq.; the Federal Water Pollution Control Act, 33 U.S.C.A. Section 1251, et seq.;

and any State of Texas environmental laws; or any successor to such laws (in existence on the date this representation is made or updated), or any other federal, state or local environmental, health or safety statute, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards concerning or in connection with hazardous or toxic wastes, substances, material, smoke, gas or particulate matters as now or at any time hereinafter in effect, or any common law theory based on nuisance or strict liability (collectively, “Environmental Laws”).

(q) Other than as previously disclosed to Owner by Developer, any previous owner of the Property, or any other third party, the Property is not (i) designated by the Secretary of Housing and Urban Development, the Army Corps of Engineers, the State of Texas or any other governmental or quasi-governmental authority as a flood plain or wetlands area, or (ii) designated by any other governmental or quasi-governmental authority as an area subject to environmental or other regulation that would materially affect the use of the Project as the apartment complex contemplated by the Plans and Specifications or otherwise for multifamily residential rental housing.

(r) The Property is benefited by (or will be benefited by prior to Completion) easements of unlimited duration as are necessary for the Project. No additional easements are required for the provision of utilities, access, egress and drainage to or for the benefit of the Property or the Project in connection with the use and operation of the Project as a multi-family housing development and related facilities as depicted on the Plans and Specifications.

(s) Developer or General Contractor has obtained, or will obtain on behalf of Owner prior to starting construction of each component of the Project, the Building Permits (which shall be obtained by the date provided in the schedule described in item (l) of this Section) and all other permits, licenses, waivers, consents, approvals and authorizations, and Developer or General Contractor has made, or will make in a timely fashion, all material registrations, qualifications, designations, declarations and filings required (collectively, the “Approvals”) for each component of the Project, so that General Contractor may construct the Improvements and, subject only to the issuance of customary temporary or permanent certificates of occupancy by the City of Lewisville, Texas or Denton County, Texas, as applicable, and any other necessary operating permits, the Project can be operated as an apartment complex and related facilities as depicted on the Plans and Specifications. As of the date hereof, Developer has no reason to believe that such certificates of occupancy will not be issued in the ordinary course of business following completion of construction of the Improvements. All of the Approvals for each component of the Project are, or prior to the commencement of construction of each component of the Project will be, in full force and effect and no cancellation or suspension of any of them is or will be threatened. Developer has delivered (or has caused to be delivered) to Owner true, correct and complete copies of the Approvals received by Developer or the General Contractor on or before the date hereof. Developer shall promptly deliver (or cause to be delivered) to Owner true, correct and complete copies of all Approvals thereafter received by Developer or General Contractor promptly upon receipt thereof by Developer or General Contractor. Without limiting the foregoing, Developer has delivered to Owner a true, complete and correct copy of the final site plan for the Project as approved by all applicable authorities and attached hereto as Exhibit G.

(t) The Construction Contract provides for the General Contractor to perform all construction work for the Project for a guaranteed maximum price. Owner has delivered or shall deliver to Developer a true, correct and complete copy of the executed Construction Contract. Developer shall deliver to Owner, on request, a true, correct and complete list and copy of each subcontract and material supply contract to which Developer is a party or has been provided a copy, as required by Owner.

(u) Upon their issuance, the liability insurance policies required under this Agreement shall name Owner and Construction Lender as additional insured parties. Promptly following issuance thereof, Developer shall deliver to Owner true, correct and complete copies of all of such insurance policies.

(v) No broker, finder, agent or other intermediary has been employed by or on behalf of Developer or any of its Affiliates in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby, and no such party has any right or claim to any commission, finder’s fee or similar amount payable as a result of any act of, or engagement of, such party by Developer or any of its Affiliates. Developer hereby indemnifies Owner against all liabilities and expenses (including, without limitation, attorneys’ fees and costs), in connection with any claims for commission, fee, compensation, or otherwise, for the bringing about of this transaction, or the consummation hereof, which may be made against Owner, as a result of any acts of Developer or any Developer Affiliate. Developer’s obligation to indemnify Owner in this Section 5(v) shall survive the expiration or termination of this Agreement.

(w) Neither Developer nor any of its Affiliates has received any notice of condemnation or of eminent domain proceedings or negotiations for the purchase of any of the Land or the Project in lieu of condemnation, and no condemnation or eminent domain proceedings or negotiations have been commenced or, to the best of their knowledge, threatened in connection with the Property or the Improvements which would have a material and adverse effect on the value of the Project or on the continued utilization of the Project as an apartment complex or in accordance with the Plans and Specifications.

(x) All utility services, including, but not limited to, storm and sanitary sewer, water, electric power, gas, cable television and telephone service are, or will be prior to Completion, available to the Property in form and with capacity sufficient for the useful enjoyment and operation of the Project and no unpaid assessments, impact fees, development fees, tap-on fees or recapture costs are payable in connection therewith except charges for which provision has been made in the Project Budget.

(y) Promptly upon its receipt, but in no event later than five (5) days after receipt, Developer shall provide Owner with true, accurate and complete copies of any notice of any material default or of any matter or event which will, with the lapse of time or the giving of notice or both, become a material default under any service or other contract to which Developer or Owner is a party or by which any of their assets are bound; neither Developer nor any Affiliate of Developer has received any notice of any violation of any building, health and safety code or other governmental regulation which has not been fully corrected.

(z) Upon Completion, all temporary or permanent certificates of occupancy and other consents and approvals required from the City of Lewisville, Texas or Denton County, Texas, as applicable, and other governmental authorities and associations and boards with jurisdiction over the Project shall have been issued and be in full force and effect without the presence or existence of any unsatisfied conditions or requirements with respect thereto, and true, correct and complete copies of such consents, approvals and certificates of occupancy shall have been delivered to Owner.

(aa) Developer shall not at any time use, store or keep at the Project any Hazardous Materials, except those customarily and prudently used in construction or operation of projects similar to the Project and in compliance with all Environmental Laws.

(bb) Developer represents and warrants that (i) all of the partnership interests of Developer are owned as set forth in Section 5(e), (ii) Developer is classified as a limited partnership for Federal income tax purposes and (iii) Developer’s U.S. employer identification number is 38-3859277. Developer covenants that it will not take any action (or fail to take any action, as the case may be) that would cause the representation in this clause (bb) to fail to be true throughout the term of this Agreement.

Article 6. Termination

6.1 Events of Default. Unless earlier terminated by the express provisions hereof, this Agreement shall continue in full force and effect from the date hereof until Completion of the Project. Notwithstanding the foregoing, this Agreement may be terminated by Owner upon the occurrence of any of the following events (“Event(s) of Default”):

(a) The removal of Affiliate Member as a Member of Owner or as the “Operating Member” with “Cause” (as such term is defined in the Joint Venture Agreement) pursuant to the Joint Venture Agreement. Without limiting the foregoing, the removal of Affiliate Member as the “Operating Member” (as such term is defined in the Joint Venture Agreement) without “Cause” in accordance with Section 6.7 of the Joint Venture Agreement, shall not constitute an event of Default under this Agreement.

(b) The termination of the Joint Venture Agreement.

(c) The failure of Developer to cause Completion (with the exception of completion of Punchlist Items, out-of-season landscaping and landscaping deemed to be imprudent during drought conditions) to occur by the Completion Date.

(d) A breach by the Developer of any of the obligations described in this Agreement other than the obligation described in Section 6.1(b), which breach continues for twenty (20) days after notice by Owner to the Developer of such failure; provided that, if such breach cannot be cured within twenty (20) days and Developer is in good faith actively pursuing a cure, such breach shall not be an Event of Default provided such breach is cured within one hundred twenty (120) days after notice by Owner as aforesaid.

(e) In the event that (i) the Developer shall make an assignment for the benefit of creditors, or apply for the appointment of a trustee, liquidator or a receiver of any substantial part of its assets, or shall commence any proceeding relating to itself under any bankruptcy, reorganization, arrangement or similar law; or (ii) if any such application is filed or proceeding is commenced against the Developer and the Developer indicates its consent thereto, or an order is entered appointing any such trustee, liquidator or receiver or approving a petition in any such proceedings and such order remains in effect for more than 60 days; or (iii) if the Developer shall admit, in writing, its inability to pay its debts as they become due.

(f) If the Developer shall be dissolved.

6.2 Termination. If any of the above Events of Default shall occur, and in the case of an Event of Default under Section 6.1(d) if Developer has not sooner cured such Event of Default, Owner shall have the right, in its sole discretion, on behalf of Owner, to terminate this Agreement by written notice to Developer, whereupon this Agreement shall immediately terminate, and no further payments of any fees payable pursuant to Article 4 shall be payable other than Development Fees earned and accrued prior to such termination. Further, in the event of any such termination, Developer and its Affiliates shall be relieved of any further obligation hereunder, except to the extent of any: (a) indemnity obligation set forth in this Agreement; or (b) obligation of Developer to pay for Construction Cost Overruns arising: (i) prior to the date of termination of this Agreement under this Section 6.2, or (b) after the date of termination of this Agreement under this Section 6.2, but relating to expenditures occurring prior to the date of termination hereof, all of which shall survive the expiration or termination of this Agreement.

6.3 Termination Upon Sale. In the event of the direct or indirect sale by Owner of any portion of the Project, this Agreement shall automatically be terminated as to the portion of the Project so affected and any unpaid compensation of the Developer shall be equitably adjusted.

Article 7. Notices

Any and all notices and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing delivered either in hand, by mail or by expedited commercial carrier which provides evidence of delivery or refusal, addressed to the recipient, postage prepaid and registered with return receipt requested, if by mail, or with all freight charges prepaid, if by commercial carrier. All notices and other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal. All such notices and other communications shall be addressed to the parties at their respective addresses set forth below or at such other addresses as any of them may designate by notice to the other parties.

Notices to the Developer shall be addressed to:

Trinsic Residential Group

3100 Monticello Avenue, Suite 900

Dallas, Texas 75205

Attention: Brian J. Tusa

with a copy to:

Stutzman, Bromberg, Esserman & Plifka, PC

2323 Bryan Street, Suite 2200

Dallas, Texas 75201-2689

Attention: John J. Reoch, Jr., Esq.

Notices to Owner shall be addressed to:

c/o Trinsic Residential Group

3100 Monticello Avenue, Suite 900

Dallas, Texas 75205

Attention: Brian J. Tusa

with a copy to:

GGT Castle Hills Holdings, LLC

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: John McRae

Attention: John Starr

with a copy to:

GGT Castle Hills Holdings, LLC

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Senior Vice President, Legal

and a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

450 South Orange Avenue, Suite 800

Orlando, Florida 32801

Attention: Joaquin E. Martinez, Esq.

Article 8. Miscellaneous

8.1 Successor and Assigns. The agreements contained herein shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties hereto. The Developer shall not mortgage, pledge, sell, assign, hypothecate, or otherwise encumber, transfer or permit to be transferred in any manner or by any means whatsoever whether voluntarily or by operation of law, all or any part of its interest in this Agreement.

8.2 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the state in which the Property is located.

8.3 Severability. If for any reason any provision of this Agreement is determined to be invalid, or unenforceable in any circumstance, such invalidity or unenforceability shall not impair the effectiveness of the other provisions in this Agreement or, to the extent permissible, the effectiveness of such provision in other circumstances.

8.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement binding on the parties hereto.

8.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all prior understandings or agreements between the parties.

8.6 Titles. Titles of provisions of this Agreement are for descriptive purposes only and shall not control or alter the meanings of this Agreement as set forth in the text.

8.7 Further Assurances. The parties agree to execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

8.8 Consent to Jurisdiction. The Developer consents to the personal jurisdiction of the federal and state courts of the state in which the Property is located and agrees that service of process may be made upon the Developer by certified mail, return-receipt requested, or in any other manner permitted by law. The Developer agrees not to assert in any action brought in any such court that such action is brought in an inconvenient forum, or otherwise make any objection to venue or jurisdiction.

8.9 Waiver of Jury Trial. Each of the parties hereto waives trial by jury in any litigation, suit or proceeding between them in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation or enforcement thereof.

8.10 Amendments. No amendment or modification of this Agreement shall be effective unless reflected in a document executed and delivered by all parties hereto.

8.11 Remedies Cumulative. All rights, privileges and remedies afforded the parties by this Agreement shall be cumulative and not exclusive, and the exercise of any one of such remedies shall not be deemed to be a waiver of any other right, remedy or privilege provided for herein or available at law or equity.

8.12 Gender. The use herein of (i) the singular number shall be deemed to mean the plural, (ii) the masculine gender shall be deemed to mean the feminine or neuter and (iii) the neuter gender shall be deemed to mean the masculine or feminine whenever the sense of this Agreement so requires.

8.13 Exculpation. Owner’s liability pursuant to this Agreement is limited to Owner’s interest in the Property and Owner (but not Developer or any Affiliate of Developer) is exculpated from any personal liability hereunder.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OWNER

GGT TRG CASTLE HILLS TX, LLC,
a Delaware limited liability company

By:	TRG CASTLE HILLS, L.P.
a Delaware limited partnership,
its Operating Member

	By:	TRG-CASTLE HILLS GP, LLC
a Delaware limited liability company
its general partner

		By:	/S/ Brian J. Tusa
Brian J. Tusa, President

DEVELOPER

TRINSIC RESIDENTIAL GROUP, LP,
a Delaware limited partnership

By:	/S/ Brian J. Tusa
Name:	Brian J. Tusa
Title:	Managing Member

EXHIBIT A

LEGAL DESCRIPTION

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT B

PLANS AND SPECIFICATIONS

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT C

PROJECT BUDGET

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT D

INTERIM PROGRESS REPORT

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT E

INTENTIONALLY OMITTED

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT F

PERMITS SCHEDULE

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT G

FINAL SITE PLAN

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT H

INTENTIONALLY OMITTED

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT I

OWNERSHIP OF DEVELOPER

[Omitted as not necessary to an understanding of the Agreement]